Exhibit 3(i)(b)
Commonwealth of Puerto Rico
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
AFTER THE RECEIPT OF PAYMENT OF CAPITAL
     Registry Number: 95,905.
     TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby CERTIFY:
     FIRST: That at a meeting of the Board of Directors of TRIPLE-S MANAGEMENT CORPORATION, duly held and convened, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation and declaring said amendment advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Amended and Restated Articles of Incorporation of this Corporation be amended by changing Article TENTH A, so that it reads as follows:
     TENTH:
A.	The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of not less that nine (9), nor more than nineteen (19) Directors.
     SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting was duly called and held pursuant to Article 7.12 of the General Corporation Law of 1995, at which meeting a majority of the issued and outstanding shares of common stock entitled to vote were voted in favor of the amendment set forth above to Article TENTH A.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Article 8.02 of the General Corporation Law of 1995.
     IN WITNESS WHEREOF, I, Ramón M. Ruiz-Comas, its Authorized Officer who signs this certificate, hereby swear that the facts herein stated are true, as of the 3d day of May, 2007.

TRIPLE-S MANAGEMENT CORPORATION
By:	/s/ Ramón M. Ruiz-Comas
Ramón M. Ruiz-Comas
Authorized Officer